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                                  Exhibit 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-50808) of TECO Capital Trust I of our report dated Mar. 8, 2002 relating to the financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated Jan. 11, 2002, except for the information in Note O as to which the dates are Jan. 23, 2002, Feb. 1, 2002 and Feb. 7, 2002, relating to the financial statements and financial statement schedule of TECO Energy, Inc., which appears in the TECO Energy, Inc. Form 10-K dated Mar. 28, 2002.




/s/ PricewaterhouseCoopers LLP


Tampa, Florida
Mar. 28, 2002